UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2012

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio		43615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 24, 2012, Health Care REIT, Inc. (the “Company”) entered into a Term Loan Agreement (the “Loan Agreement”) with a consortium of 19 banks, with KeyBank National Association, as administrative agent, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Royal Bank of Canada, as co-syndication agents, Citibank, N.A., Compass Bank, Fifth Third Bank, PNC Bank, National Association, The Bank of New York Mellon and Wells Fargo Bank, National Association, as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, as joint lead arrangers and joint bookrunners. The Loan Agreement provides for a $250 million Canadian denominated unsecured term loan to be made on or before July 31, 2012.

The Loan Agreement expires on July 27, 2015, but, at the Company’s option, may be extended for an additional year if no event of default has occurred under the Loan Agreement and upon payment of an extension fee equal to 0.15% of the total outstanding balance of the term loan. The Company has the right to increase the term loan by up to an additional $250 million Canadian Dollars so long as no default or event of default is continuing. The existing lenders would have the right, but not the obligation, to commit to all or a portion of the increase.

The term loan bears interest at the Canadian Dollar banker’s acceptance rate plus the applicable margin. The applicable margin is based on the Company’s ratings with Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Ltd. and is currently 1.45%.

The Loan Agreement contains customary representations and warranties and affirmative and restrictive covenants that, among other things, limit the Company with respect to indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to the corporate structure and line of business. The Company is also required to maintain a minimum tangible net worth of $5,500,000,000, a fixed charge coverage ratio of not less than 150%, a leverage ratio of not more than 0.60 to 1.00, and a ratio of unsecured indebtedness to unencumbered assets of not more than 0.60 to 1.00, all as defined in the Loan Agreement.

The term loan is subject to acceleration upon the occurrence of certain events of default, including, among other things, and subject to applicable grace periods, other indebtedness payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events, material operator defaults, failure to maintain REIT status, material adverse effects, changes in control and judgment defaults.

Certain of the lenders and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company for which they receive customary fees and expenses. In addition, certain of the lenders and/or their affiliates are lenders under the Company’s Fifth Amended and Restated Loan Agreement dated July 27, 2011. Also, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are the joint lead arrangers and joint book managers, KeyBanc Capital Markets Inc. is a joint lead arranger, Deutsche Bank Securities Inc. is a joint lead arranger and the documentation agent, KeyBank National Association is the administrative agent, and Bank of America, N.A. and JPMorgan Chase Bank, N.A. are the co-syndication agents under such agreement.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Loan Agreement. The above description is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Term Loan Agreement, dated as of May 24, 2012, by and among Health Care REIT, Inc., the banks signatory thereto, KeyBank National Association, as administrative agent, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Royal Bank of Canada, as co-syndication agents, Citibank, N.A., Compass Bank, Fifth Third Bank, PNC Bank, National Association, The Bank of New York Mellon and Wells Fargo Bank, National Association, as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, as joint lead arrangers and joint bookrunners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman of the Board, Chief Executive Officer and President

Dated: May 30, 2012